Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CADRE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Other	1,000,000	$35.19	$35,190,000	$153.10 per $1,000,000	$5,387.59
Total Offering Amounts					$35,190,000		$5,387.59
Total Fee Offsets(3)							—
Net Fee Due							$5,387.59

(1)

This Registration Statement covers 1,000,000 shares of Common Stock of Cadre Holdings, Inc. (the “Registrant”) issuable pursuant to the Cadre Holdings, Inc. Employee Stock Purchase Plan (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration that results in an increase in the number of shares of outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share is based upon a price of $35.19 (the average of the high and low prices of the Registrant’s Common Stock as reported on The New York Stock Exchange on June 10, 2025).

(3)	The Registrant does not have any fee offsets.